Exhibit 99.1
Pharmion Corporation Reports Net Sales of $65.8 Million for Q2 2007
Record sales quarter, up nine percent over Q2 2006
GAAP net loss of $9.3 million, or $(0.27) per share
     BOULDER, Colo., July 25, 2007 — Pharmion Corporation (NASDAQ:PHRM) today reported financial results for its quarter ended June 30, 2007. Second quarter net sales totaled $65.8 million, compared to $60.4 million in the second quarter of 2006. Worldwide sales of Vidaza® (azacitidine for injection) totaled $40.5 million in the second quarter of 2007, compared to $36.1 million in the same quarter of 2006. In the U.S., sales of Vidaza totaled $32.5 million in the second quarter of 2007, compared to $33.7 million in the same quarter of 2006, reflecting relatively constant sales despite the entry of two competitive products to the U.S. Myelodysplastic Syndromes (MDS) market during 2006. Named patient and compassionate use sales of Vidaza in Europe and other international markets totaled $8.0 million in the second quarter of 2007, compared to $2.4 million in the second quarter of 2006. Sales of Thalidomide, including named patient and compassionate use sales in Europe, totaled $20.4 million in the second quarter of 2007, compared to $19.1 million in the same period of 2006.
For the six months ended June 30, 2007, net sales totaled $128.5 million, compared to net sales of $117.0 million for the six months ended June 30, 2006. Worldwide sales of Vidaza totaled $78.2 million in the first six months of 2007, compared to $69.0 million in the same period in 2006. U.S. sales of Vidaza totaled $63.8 million in the first six months of 2007, compared to $65.4 million in the same period in 2006. Named patient and compassionate use sales of Vidaza in Europe and other international markets totaled $14.4 million in the first half of 2007, compared to $3.6 million in the first half of 2006. Sales of Thalidomide totaled $40.5 million in the first six months of 2007, compared to $38.6 million in the same period in 2006.
“We are pleased with our financial results for the quarter, achieving record sales in total and for Vidaza,” said Patrick J. Mahaffy, Pharmion’s president and CEO. “Our core business is strong and growing and we see the potential for significant revenue growth beginning in 2008 based on European product approvals. In fact, we are currently accelerating pre-launch activities for Thalidomide Pharmion. And, most important to our near term growth prospects, we look forward to seeing the results from our Vidaza survival study in higher-risk MDS, which are expected in the next three to six weeks. In addition, we intend to initiate the Phase 3 pivotal study for Amrubicin in second-line SCLC later this year, and follow with a registrational program for MGCD0103 in 2008.”
Q2 2007 Financial Highlights
Pharmion reported a net loss of $(9.3) million, or $(0.27) per share for the second quarter of 2007. For the six months ended June 30, 2007, the Company’s net loss totaled $(14.9) million, or $(0.45) per share. The net loss for the second quarter of 2006 was $(3.5) million, or $(0.11) per share. For the six months ended June 30, 2006, the Company’s net loss totaled $(23.3) million, or $(0.73) per share. These net losses include stock compensation expense for the second quarters of 2007 and 2006 of $1.4 million and $0.8 million, respectively, and $2.6 million and $1.6 million, respectively, for the six months ended June 30, 2007 and 2006.
Research and development (R&D) expenses totaled $22.8 million for the second quarter of 2007, compared to R&D expenses for the second quarter of 2006 of $18.4 million. For the six months ended June 30, 2007, research and development costs totaled $42.9 million, compared to $33.5 million for the six-month period ended June 30, 2006. These increases in R&D spending were expected and were driven primarily by the expanded clinical development activities for Amrubicin, Thalidomide, oral Azacitidine and MGCD0103 during 2007.
Selling, general and administrative expenses totaled $32.1 million for the second quarter of 2007, compared to selling, general and administrative expenses for the second quarter of 2006 of $26.0 million. For the first half of 2007, selling, general and administrative expenses totaled $60.7 million, compared to $48.5 million in the first six months of 2006. These increases in selling, general and administrative expenses are primarily due to expanded commercial activities for Vidaza in the U.S. in response to the expanding and more competitive U.S. MDS market and the Company’s investment in pre-approval activities in Europe for Thalidomide, Satraplatin and Vidaza.
In connection with the acceptance of the marketing authorization application for Satraplatin in the E.U., the Company will pay an $8 million milestone fee to GPC Biotech. This charge will be paid and reflected in the Company’s third quarter financial results.
As of June 30, 2007, the Company had $259.2 million in cash, cash equivalents and short-term investments, and no outstanding debt.
2007 Milestones and Objectives
Pharmion has a number of important clinical, regulatory and development objectives planned or underway in 2007 for each of its key products, and made significant progress against those objectives during the second quarter:
Thalidomide
•	The Company announced that the French regulatory authority has granted an Autorisation Temporaire d’Utilisation (ATU), or Temporary Authorization for Use, for Thalidomide for the treatment of untreated multiple myeloma. An ATU is the regulatory mechanism used by the French Health Products and Safety Agency to make non-approved drugs available to patients in France when a genuine public health need exists. This ATU allows Pharmion to supply Thalidomide to elderly patients with untreated multiple myeloma on a cohort basis, and expands the ATU previously granted for Thalidomide for the treatment of relapsed/refractory multiple myeloma patients to include previously untreated multiple myeloma patients.
•	Pharmion continues to work toward a potential recommendation for approval from the European Medicines Agency (EMEA) by the end of 2007 for

Thalidomide in combination with standard chemotherapy for the treatment of untreated multiple myeloma. The Company’s marketing authorization application (MAA) was submitted in January. Based on this progress, the Company is accelerating its pre-launch activities for Thalidomide Pharmion.
Vidaza, MGCD0103 and oral Azacitidine
•	The Company expects to announce top line results from the Vidaza survival study, the largest MDS study completed to date, within the next three to six weeks. The study of 358 patients with higher-risk MDS is expected to serve as the basis for the Company’s MAA to the European Medicines Agency (EMEA), which the Company plans to file by the end of 2007.
•	The Company announced the initiation of a second multi-dose Phase 1 trial of oral Azacitidine, which is a multi-center, open label dose escalation trial that will assess the maximum tolerated dose, dose limiting toxicities and safety of a seven day, multi-cycle dosing regimen in patients with MDS and AML. The trial will examine pharmacokinetics and pharmacodynamic effects of orally administered Azacitidine, as compared with the FDA-approved parenteral regimen, which is marketed by Pharmion as Vidaza® (azacitidine for injection). In addition, Pharmion announced the results of a pilot study demonstrating the bioavailability of oral Azacitidine at the ASCO annual meeting.
•	Pharmion and its partner MethylGene Inc. announced strong interim Phase 2 results for HDAC inhibitor MGCD0103 in Hodgkin’s lymphoma at the ASCO Annual Meeting, and the Companies are planning to initiate a pivotal registration program in the near term for MGCD0103 either as monotherapy or in combination with Vidaza in a hematological malignancy.
Amrubicin
•	The Company expects to initiate a pivotal registration program for Amrubicin in the treatment of second-line small cell lung cancer during the second half of 2007, following the completion of a special protocol assessment submitted to the U.S. FDA earlier this year. In parallel, the Company is currently seeking scientific advice from European regulators. The Company also plans to initiate a clinical program for Amrubicin in breast cancer. Amrubicin has been approved in Japan for the treatment of lung cancer since 2002.
Satraplatin
•	The Company submitted and has had accepted for review an MAA with European regulatory authorities for Satraplatin in combination with prednisone for the treatment of second-line hormone-refractory prostate cancer (HRPC) in June which has been accepted for review. There are currently no approved drugs for second-line use and limited satisfaction with existing treatment options for HRPC. The MAA is based on the progression-free survival (PFS) data and will be supplemented with the overall survival data from the double-blind, randomized Phase 3 registrational trial, SPARC (Satraplatin and Prednisone Against Refractory Cancer).

2007 Financial Outlook
Updating its financial guidance announced in April, Pharmion expects to report total net sales for 2007 in a range of $250 to $260 million, up from the previous guidance of $245 to $255 million. Research and development expenses for 2007 are expected to total approximately $85 to $95 million, adjusted from the previous guidance of $90 to $100 million. Selling, general and administrative expense for 2007 is expected to total approximately $120 million, up from a range of $115 to $120 million. The Company expects to record a charge of $8 million for acquired in-process research in the third quarter of 2007 for the payment of a regulatory milestone to GPC Biotech upon the acceptance of the filing of the MAA in the EU for Satraplatin. Finally, the Company expects to end 2007 with approximately $225 to $235 million of cash, cash equivalents and short-term investments, an increase from previous guidance of $80 to $90 million. This increase is primarily due to the addition of the $130 million in net proceeds from the Company’s equity offering completed in June 2007.
Pharmion will hold a conference call to discuss second quarter 2007 results later this afternoon, July 25, at 5:00 p.m. ET. The conference call will be simultaneously webcast on the Company’s web site at www.pharmion.com, and archived for future review. Dial-in numbers for the conference call for institutional investors and analysts are as follows: participants from the U.S. 866.713.8564, International participants 617.597.5312, passcode: 71816892.
Contacts:
Breanna Burkart/Anna Sussman
Directors, Investor Relations and Corporate Communications
Pharmion Corporation
720-564-9150
About Pharmion
Pharmion is a leading global oncology company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world’s first approved epigenetic drug, Vidaza®, a DNA demethylating agent. For additional information about Pharmion, please visit the company’s website at www.pharmion.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management, including Pharmion’s plans for clinical development and regulatory submissions of Pharmion’s products and product candidates, and Pharmion’s anticipated financial results for 2006. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause Pharmion’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include the outcome of ongoing clinical trials, the status and timing or regulatory approvals for Pharmion’s product candidates; the impact of competition from other products under development by Pharmion’s competitors; the regulatory environment and changes in the health policies and structure of various countries; uncertainties regarding market acceptance of products newly launched, currently being sold or in development; Pharmion’s ability to successfully acquire rights to, develop and commercialize additional pharmaceutical products; failure of third-party manufacturers to produce the product volumes required on a timely basis, fluctuations in currency exchange rates, and other factors that are discussed in Pharmion’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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(See attached table)
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PHARMION CORPORATION
CONSOLIDATED FINANCIAL RESULTS
(In thousands, except for per share amounts)
Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$65,838	$60,366	$128,519	$116,960

Operating expenses:
Cost of sales, inclusive of royalties, exclusive of product rights amortization	18,167	16,672	35,105	31,885
Research and development	22,838	18,386	42,874	33,519
Acquired in-process research	—	—	—	20,480
Selling, general and administrative	32,086	25,986	60,652	48,498
Product rights amortization	2,470	2,451	4,932	4,890

Total operating expenses	75,561	63,495	143,563	139,272

Operating loss	(9,723)	(3,129)	(15,044)	(22,312)

Interest and other income, net	2,249	1,755	3,457	3,416

Loss before taxes	(7,474)	(1,374)	(11,587)	(18,896)

Income tax expense	1,814	2,140	3,357	4,354

Net loss	$(9,288)	$(3,514)	$(14,944)	$(23,250)

Net loss per common share:
Basic and Diluted	$(0.27)	$(0.11)	$(0.45)	$(0.73)

Weighted average number of common and common equivalent shares used to calculate net loss per common share:
Basic and Diluted	34,339	32,007	33,241	31,963

CONSOLIDATED BALANCE SHEET DATA

	June 30, 2007	December 31, 2006
Cash, cash equivalents and short-term investments	$259,245	$136,213
Total assets	451,413	326,732
Total liabilities	58,831	53,650
Total stockholders’ equity	392,582	273,082